As filed with the Securities and Exchange Commission on August 1, 2018

No. 333-225567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Delcath Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	06-1245881
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1633 Broadway

Suite 22C

New York, New York 10019

(212) 489-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer K. Simpson

President and

Chief Executive Officer

Delcath Systems, Inc.

1633 Broadway

Suite 22C

New York, New York 10019

(212) 489-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jolie Kahn, Esq. Wexler, Burkhart, Hirschberg & Unger 377 Oak Street Garden City, NY 11530 (516) 222-2230	Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Right	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription Rights to purchase Common Stock, $0.01 par value per share	—	—	—	—(2)
Common Stock, $0.01 par value per share(5)		—	$50,000,000(3)	$6,225(4)
Total	—	—	$50,000,000(3)	$6,225

(1)

This registration statement relates to (a) non-transferable subscription rights to purchase common stock of the registrant, which subscription rights are to be issued to holders of the registrant’s common stock on a pro rata basis without consideration, and (b) the shares of the registrant’s common stock issuable upon the exercise of such non-transferable subscription rights.

(2)

The subscription rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $50,000,000.

(4)	The Company paid the fee with the original filing of this S-1 registration statement.
(5)	Represents maximum number of shares issuable upon exercise of subscription rights.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-225567) (the “Form S-1”) of Delcath Systems, Inc. is being filed solely for the purpose of refiling Exhibit 5.1 and adding new Exhibits 10.5 and 10.6 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1 and the signatures, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than placement agent fees to be paid by us in connection with the sale of common shares being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,225
FINRA filing fee	8,000
Legal fees and expenses	125,000
Accounting fees and expenses	80,000
Printing and engraving expenses	60,000
Transfer agent and registrar fees and expenses	10,000
Other expenses	20,000

Total	$309,225

Item 14. Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws provides that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Placement Agency Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the placement agent party thereto against certain liabilities. See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent sales of unregistered securities

On June 6, 2016, the Company completed a private placement, exempt for registration purposes under Section 4(a)(2) of the Securities Act, of $35 million aggregate principal amount of senior secured convertible notes (the “Notes”) pursuant to a Securities Purchase Agreement dated June 6, 2016 (the “SPA”) between the Company and certain institutional investors as set forth in the Schedule of Buyers attached to the SPA, as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2016.

The Notes were issued at an 8 percent original issue discount to the principal amount of Notes (a purchase price of $920 for each $1,000 principal amount of Notes and related warrants) for aggregate proceeds of $32.2 million. The Notes do not bear any ordinary interest and provide that the Company will repay the principal amount of the Notes in equal monthly installments beginning seven months after the original date of issuance.

The Company also issued warrants to purchase 6.8 million additional shares of common stock to such institutional investors concurrently with the issuance of the Notes. The Company repurchased all of such warrants for cash, effective as of March 31, 2017.

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series A Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series A Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”). On July 2, 2017, we entered into an exchange agreement (the “Exchange”) with one of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock (the “Series A Preferred Shares”). The Exchange was made in reliance upon the exemption from registration provided by Rule 3(a)(9) of the Securities Act of 1933, as amended. The Series A Preferred Shares were entitled to the whole number of votes equal to $4.2 million divided by $1,288.00 (the closing bid price on June 13, 2016, the date of issuance of the Notes as adjusted for the reverse stock split effected in July 2016,) or 3,261 votes. The Series A Preferred Stock had no dividend, liquidation or other preferential rights to our common stock, and each share of Series A Preferred Stock was redeemed for the amount of $0.01 on August 28, 2017.

On July 11, 2017, we entered into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”) with certain institutional investors for the sale by the Company of 2,360 shares of Series B Preferred Stock (the “Series B Preferred Stock”) at a purchase price of $1,000 per share, in a private placement. The aggregate gross proceeds for the sale of the Series B Preferred Stock is $2.0 million. The Company intends to use the proceeds from the transaction for general corporate purposes. The restricted shares of Series B Preferred Stock have no registration rights and thus will not be eligible for legend removal for a period of at least six months from the date of closing. This Amended Purchase Agreement amends the July 5, 2017 Securities Purchase Agreement (the “Purchase Agreement”) into which we entered with certain institutional investors (the “Investors”) for the sale by the Company of 2,360 shares of Series B Preferred Stock in a registered direct offering. The Series B Preferred Stock shall be entitled to the whole number of votes equal to $2.0 million divided by $65.35 (the closing bid price on July 5, 2017, the date of sale of the Series B Preferred Stock), or 30,607 votes. The Series B Preferred Stock has no liquidation or other rights which are preferential to our common stock. The Series B Preferred Stock was redeemed for $2,360,000 in August 2017.

On August 28, 2017, the Company entered into a Restructuring Agreement (the “Agreement”) with one of the institutional investors (the “Investor”) who was a party to the SPA. As of the date the Agreement was entered into, the Investor held $11,444,637 aggregate principal amount of Notes of which there was $10,092,857 aggregate Restricted Principal, (as defined in the Notes) of Notes (the “Restricted Notes”), secured by such aggregate cash amount held in a collateral account of the Company in the same amount (the “Restricted Cash”) and (y) $1,351,780 principal of Notes (the “Unrestricted Notes”), (ii) 4,200 shares of Series A Preferred Stock and (iii) 2,006 shares of Series B Convertible Preferred Stock.

Pursuant to the Agreement, (a) on the date thereof the Company and the Investor took the following actions (the “Initial Restructuring”): (i) the Investor released restrictions on $1,650,000 of Restricted Cash (the “Initial Release”), (ii) the Investor consented to the use of additional Restricted Cash to effect redemptions of the Series A Preferred Shares and the Series B Preferred Shares, (iii) the Investor cancelled $1,200,000 aggregate principal of the Notes (such portion of the Notes, the “Cancellation Note”), (iv) the Company redeemed all the Series A Preferred Shares outstanding for a cash payment to the Investor of $4.20 and (v) the Company redeemed the Series B Preferred Shares for a cash payment to the Investor of $2,006,000 and (b) upon the consummation of a reverse stock split of our Common Stock of at least twenty to one (the “Reverse Stock Split Event”, and such date, the “Reverse Stock Split Date”) by September 15, 2017, the Company and the Investor shall have taken the following actions (the “Additional Restructuring”, and together with the Initial Restructuring, the “Restructuring”): (i) the Investor shall consent to the use of Restricted Cash to effect redemptions of $4,000,000 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Redemption Notes”), (ii) the Company shall redeem the Redemption Notes for a redemption price of $6,436,852.80 (the “Redemption Price”) and (iii) the Company shall exchange (the “Exchange”), pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, $2,436,852.80 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Exchange Notes”, and together with the Redemption Notes, the “Restructured Notes”) for new warrants to purchase 114,286 shares of its Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”). The New Warrants expire on the 42 month anniversary of the date of issuance and bear an exercise price of $122.50 per share (which shall be adjusted to the new lower purchase price per share if there is a subsequent “down round” financing). The Investor, in lieu of an exercise of the New Warrants pursuant to a cash payment of the aggregate exercise price of the number of New Warrants being exercised, may exercise the New Warrants, in whole or in part, by electing instead to receive upon such exercise two shares and one hundred and twenty-five thousandths of a share of the Company’s Common Stock for each Warrant Share exercised pursuant to this provision. The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 144(d)(3)(ii) of the 1933 Act. As a result of not having effected a reverse stock split by September 15, 2017, the Additional Restructuring did not occur.

Amendment to Restructuring Agreement

As a result of the lack of requisite approval by Delcath stockholders for the Company’s proposed reverse stock split, the parties and the two investors in the Notes entered into an amendment to the August restructuring agreement on October 10, 2017 as follows: (i) on the date that the Company effects a reverse split of its common stock, (x) the Company will exchange, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, an aggregate principal amount of those notes equal to $279,015 for new warrants to purchase an aggregate of 127,551 shares of Common Stock, and the Company shall redeem all the Series C Preferred Shares then outstanding for a cash payment of $590,000 and (ii) upon the initial consummation, on or prior to December 15, 2017, by the Company of the offering contemplated by the registration statement on Form S-1 that was filed with the SEC on October 11, 2017 the following shall occur: (i) pursuant to Section 3(b) of the Restricted Notes, the Company shall be deemed (as adjusted downward by the Black-Scholes value of the warrants being issued in this offering) to have automatically, and irrevocably, adjusted the conversion price of the Notes to 200% of the purchase price of a share of our common stock in the offering contemplated by the registration statement, (ii) the maturity date (as defined in the notes) shall automatically be extended to the earlier to occur of (x) the first anniversary of the date of consummation of the offering contemplated by the registration statement and (y) December 30, 2018, (iii) until the earlier of (x) this maturity date and (y) the 75th calendar day after the date of consummation of the offering contemplated by the registration statement, all installments to be made under the notes shall be deemed automatically deferred with no conversions during that 75 day period, (iv) the Company agreed to redeem any portion of the outstanding notes at any time requested by either investor thereto with $7.3 million in cash to be reduced by $0.6 million to redeem the Series C Preferred Stock remaining in the restricted accounts with respect to the 2016 convertible notes and (v) the conversion floor price on the notes is $0.05 and not subject to adjustments.

On September 21, 2017, we entered into a securities purchase agreement (the “SPA”) with two of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $0.5 million aggregate purchase price for 590 shares of Series C Preferred Stock (the “Series C Preferred Shares”). The purchase of the Series C Preferred Stock is being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended. The Series C Preferred Shares shall be entitled to 1,484,061 votes and may only vote on approval of a reverse split of our outstanding common stock. The Series C Preferred Stock has no dividend, liquidation or other preferential rights to our common stock, and each share of Series C Preferred Stock shall be redeemable for the amount of $1,000.00, payable in cash, per share at our written election, and must be redeemed by us no later than December 21, 2017. The Series C Preferred Stock was redeemed for $590,000 in November 2017.

On November 15, 2017, Delcath Systems, Inc. (the “Company”) entered into exchange agreements (“Exchange Agreements”) with each of the two investors from its June 2016 private placement of senior secured convertible notes as contemplated by that certain Securities Purchase Agreement, dated June 6, 2016, by and among the Company and such investors. As of November 15, 2017, those investors held $11,157,970 aggregate principal amount of investor notes (the “Investor Notes”), including (a) such aggregate principal amount of the Investor Notes as set forth on the signature page of the Investor hereto that does not include Restricted Principal as of the date hereof and all accrued and unpaid interest under the Investor Notes (such portion of the Investor Notes, the “Unrestricted Investor Notes”) and such aggregate principal amount of the Investor Notes as set forth on the signature page of the investors hereto that solely consists of Restricted Principal as of the date hereof (such portion of the Investor Notes, the “Restricted Investor Notes”).

On November 15, 2017, the Company authorized a new series of senior secured convertible notes of the Company, in the aggregate original principal amount as set forth above (the “Exchange Notes”), which Exchange Notes shall be convertible into shares of Common Stock in accordance with the terms of the Exchange Notes. Subject to the terms and conditions of the Exchange Agreements, the Company and the investors exchanged (the “Exchange”) the Unrestricted Investor Notes for (a) $10,562,425 aggregate principal amount of the Exchange

Notes (the “New Notes”, and the shares of Common Stock issuable pursuant to the terms of the New Notes, including, without limitation, upon conversion or otherwise, collectively, the “New Conversion Shares”) and (b) warrants to purchase an aggregate of 7,000,000 shares of Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”).

The New Conversion Shares and the New Warrant Shares are collectively referred to herein as the “New Underlying Securities” and, together with the New Notes and the New Warrants, the “New Securities”.

The New Notes, which were satisfied in full on December 28, 2017, bore the following terms:

•	The New Notes did not bear interest except upon the occurrence of an event of default upon which the interest rate is 15% per annum.

•

The initial conversion price was $1.50 per share for an optional conversion and at any time, an investor could have instead engaged in an alternate conversion for which the conversion price is 82% (75% if an event of default) of the lowest volume weighted average price for the Company’s common stock on the three trading days prior to and including the date of the conversion. All conversions attributable to the Restricted Notes could have been converted at the lower of the optional conversion price and the alternate conversion price, then in effect.

•	The obligation to prepay the Notes was extended to March 31, 2018, except in the case of an event of default or change in control.

•	Assuming equity conditions as stated in the New Notes are met, the investors would consent to release cash to the Company from the existing controlled accounts upon conversion of the New Notes.

•	The New Notes contained provisions waiving Section 8 of the Restricted Investor Notes, including, without limitation, any requirements for the Company to effect installment conversions or redemptions.

•

The New Notes contained customary and usual terms including but not limited to, events of default upon failure to trade on an eligible market, failure to timely deliver shares upon conversion, failure to maintain converted share reserve, for conversions, failure to make payments thereunder when due, failure to remove legends, cross defaults to other indebtedness, bankruptcy and the like, and any material adverse effect in the Company’s financial condition, as well as remedies and negative covenants substantially similar to those in the Investor Notes.

The New Warrants bear the following terms:

•	The Warrants will be exercisable for five years from the date of issuance.

•

The initial exercise price of the warrants is 115% of the closing bid price of the Company’s common stock as of the trading day ended immediately prior to the time of execution of the Exchange Agreement.

•

The Warrants contain full antidilution ratchet protection from lowered price securities issuances subsequent to the date of issuance for six months from the date of issuance and most favored nations protection for a year from the date of issuance.

•

The Warrants are exercisable on a cashless basis to the extent at any time commencing on the one year anniversary of the date of issuance the issuance of underlying securities is not covered by an effective registration statement.

•

To the extent the investors elect to apply any amounts in their controlled accounts to the balances of the New Notes, the number of shares into which the applicable New Warrant is exercisable shall be reduced by a formula set forth in the New Warrants.

On December 28, 2017, we entered into exchange agreements (collectively, “Exchange Agreements”), each by and between us and an investor from its June 2016 private placement of senior secured convertible notes (as further exchanged, the “Notes”) originally issued pursuant to that certain Securities Purchase Agreement, dated June 6, 2016, by and among us and such investors. Pursuant to the Exchange Agreements, we (i) extinguished our remaining $3,027,408 in outstanding obligations under the Notes in full, (ii) obtained a release of restrictions on $2,046,897.66 in restricted cash held in our control accounts, (iii) issued to the investors shares (the “Shares”) of our common stock (or rights (“Rights”) to receive common stock to the extent such issuance of Shares would otherwise result in the beneficial ownership by any such investor of more than 4.9% or 9.9% of our issued and outstanding stock), as applicable, of an aggregate of 123,708,735 shares of our common stock (in each case, subject to trading restrictions set forth in leak out agreements we separately entered into with each investor (collectively, the “Leak-Out Agreements”)) and (iv) a cash payment to the investors of $829,830.54 from the restricted cash held in our control accounts. The number of shares of our issued and outstanding common stock immediately following issuance of the initial Shares to the investors is 114,054,852.

The Rights may be exercised in whole or in part by an investor, without payment of additional consideration, at any time an investor would not beneficially own more than 4.9% or 9.9% (as set forth in the applicable Exchange Agreement) of our common stock (along with any shares of our common stock owned by any Attribution Parties) outstanding immediately after giving effect to such exercise. The Shares and Rights were issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and the Shares and Rights were also issued in compliance with Section 3(a)(9) thereunder such that for Rule 144 purposes the holding period for the Shares and Rights and shares of our common stock underlying the Rights may be tacked onto the holding period of the Notes.

The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). As of the date of this Prospectus, all of the Rights have been exercised, and neither investor owns more than 4.9% of the issued and outstanding shares of our common stock.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

EXHIBIT INDEX

Exhibit	Description

1.1	Form of Dealer-Manager Agreement with Advisory Group Equity Services, Ltd., doing business as RHK Capital*

1.2	Form of Non-Transferable Subscription Rights Certificate*

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended to June 30, 2005 (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed June 5, 2006 (Commission File No. 001-16133)

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of April 8, 2014 (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed April 8, 2014 (Commission File No. 001-16133)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of July 20, 2016 (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed July 21, 2016 (Commission File No. 001-16133)

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of July 20, 2016 (incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K filed July 21, 2016 (Commission File No. 001-16133)

3.5	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Company’s Registration Statement on Form SB-2 (Registration No. 333-39470))

3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of June 30, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 3, 2017 (Commission File No. 001-16133))

3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of July 5, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 6, 2017 (Commission File No. 001-16133))

3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of September 20, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed September 21, 2017 (Commission File No. 001-16133))

3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, effective as of May 2, 2018*

5.1	Opinion of Wexler, Burkhart, Hirschberg & Unger LLP

8.1	Opinion of Tax Counsel*

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 8, 2018 (Commission File No. 001-16133)

10.2	Form of Information Agent Agreement with D.F. King & Co., Inc.*

10.3	Form of First Amendment to Securities Purchase Amendment (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 26, 2018 (Commission file No. 001-16133)

10.4	Form of First Amendment to Warrants to Purchase Common Stock (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 26, 2018 (Commission file No. 001-16133)

10.5	Backstop Commitment Purchase Agreement, dated June 4, 2018, by and between Delcath Systems, Inc. and Discover Growth Fund

10.6	Backstop Commitment Purchase Agreement, dated July 20, 2018, by and between Delcath Systems, Inc. and Discover Growth Fund, LLC

23.1	Consent of Grant Thornton, LLP*

23.2	Consent of Wexler, Burkhardt, Hirschberg & Unger (included as part of Exhibit 5.1)

Exhibit	Description

23.3	Consent of Jolie Kahn, Esq. (included as part of Exhibit 8.1)*

24.1	Powers of Attorney (included on signature page to this Registration Statement)

99.1	Form of Instructions as to Use of Subscription Rights Statements*

99.2	Form of Letter to Stockholders Who Are Record Holders*

99.3	Form of Beneficial Ownership Election Form*

99.4	Form of Letter to Brokers, Dealers, Banks and Other Nominees*

99.5	Form of Broker Letter to Clients Who Are Beneficial Holders*

99.6	Form of Nominee Holder Certification*

*	Incorporated by reference from Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed with the Commission on July 30, 2018

Item 17. Undertakings

(1) The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the Placement Agency Agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) The undersigned registrant hereby undertakes that:

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms different from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Delcath Systems, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 1, 2018.

DELCATH SYSTEMS, INC.

By:	/s/ Jennifer K. Simpson, Ph.D.
Name: Jennifer K. Simpson, Ph.D.
Title: President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jennifer K. Simpson and Barbra C. Keck and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Jennifer K. Simpson, Ph.D. Jennifer K. Simpson, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2018

/s/ Barbra C. Keck, M.B.A. Barbra C. Keck, M.B.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 1, 2018

/s/ Roger G. Stoll, Ph.D. Roger G. Stoll, Ph.D.	Chairman of the Board	August 1, 2018

/s/ William D. Rueckert William D. Rueckert	Director	August 1, 2018

/s/ Marco Taglietti, M.D. Marco Taglietti, M.D.	Director	August 1, 2018

/s/ Simon Pedder Simon Pedder	Director	August 1, 2018